Exhibit 2.4
EXECUTION VERSION

AMENDMENT NO. 1
TO THE
ASSET PURCHASE AGREEMENT
This Amendment No. 1, dated as of April 27, 2023 (this “Amendment”), to the Asset Purchase Agreement, dated as of February 8, 2023 (as amended, modified or supplemented from time to time in accordance with its terms, the “Agreement”), is by and among The J. M. Smucker Company, an Ohio corporation, Post Holdings, Inc., a Missouri corporation, and Post Brands Pet Care, LLC (formerly known as PCB Sub, LLC), a Delaware limited liability company.
WHEREAS, in accordance with Section 11.5 of the Agreement, the parties hereto wish to amend the Agreement as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
2.Amendments. The parties acknowledge and agree that:
A.Subsection (b) of the definition of “Business Intellectual Property” set forth in Section 1.1 of the Agreement is hereby deleted and replaced with the following:
“(b)    the Patents listed in Section 1.1(a) of the Seller Disclosure Schedules, which list may be supplemented, modified or amended prior to the Closing in accordance with Section 11.2(b) (the “Business Patents”);”
B.The references to “Business Patent” in the Agreement shall be changed to “Business Patents.”
C.Section 5.17(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)    Purchaser covenants to convert, in each case following the expiration or termination of the Transition Services Agreement in accordance with its terms (and in any event within twelve (12) months following such expiration or termination), (i) to Purchaser, or one or more of its respective Affiliates as determined by Purchaser in its discretion, the owner’s/manufacturer’s name and contact information associated with each Universal Product Code or Global Trade Item Number associated with the finished goods inventory of the Business bearing GS1 Company Prefix Codes 0071190 and 0730521 such that Purchaser may keep the applicable prefix numbers in place with respect to such products manufactured and sold by the Business; and (ii) to Purchaser, or one or more of its respective Affiliates as determined by Purchaser in its discretion, each Universal Product Code or Global Trade Item Number associated with the finished goods inventory of the Business but bearing a Universal Product Code prefix number shared by products manufactured and sold by Seller or its Affiliates in connection with the Retained Businesses (being those products bearing GS1 Company Prefix Code 079100, 829274, 071802055 and 0570001) such that Purchaser establishes new Global Trade Item Numbers for the products of the Business using a Global Trade Item Number scheme comprised of a GS1 Company Prefix owned by Purchaser so that Seller may keep the applicable prefix number in place with respect to the Retained Business. Purchaser shall pay for all costs and expenses incurred in connection with such conversion and will indemnify and hold Seller and its Affiliates harmless for any Losses arising out of or associated with such conversion, including any delay thereof, and Seller will, and will cause its Affiliates to, reasonably cooperate in connection with such conversions referenced in (i) and (ii) hereof at Purchaser’s reasonable request and sole cost and expense.”

D.Section 5.17(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b)    Seller covenants to convert, in each case no later than twelve (12) months following the expiration or termination of the Transition Services Agreement in accordance with its terms, to Seller or one or more of its respective Affiliates as determined by Seller in its discretion each Universal Product Code or Global Trade Item Number associated with the products manufactured and sold by Seller or its Affiliates in connection with the Retained Businesses (being those products bearing GS1 Company Prefix Codes 0071190 and 0730521) such that Seller establishes new Global Trade Item Numbers for the products of the Retained Businesses using a Global Trade Item Number scheme comprised of a GS1 Company Prefix owned by Seller so that Purchaser may keep the applicable prefix numbers in place with respect to products manufactured and sold by the Business. Seller shall pay for all costs and expenses incurred in connection with such conversion and will indemnify and hold Purchaser and its Affiliates harmless for any Losses arising out of or associated with such conversion, including any delay thereof, and Purchaser will, and will cause its Affiliates to, reasonably cooperate in connection with such conversion at Seller’s reasonable request and sole cost and expense.”
E.The penultimate sentence of Section 11.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following: “For the avoidance of doubt, except with respect to the definitions of “Shared Contract,” “Business Contracts,” and “Business Intellectual Property,” the delivery of the supplements or amendments to the Purchaser Parties prior to the Closing Date shall not have the effect of curing any breach of any representations and warranties of this Agreement arising out of or relating to any information disclosed in such amendments or supplements provided pursuant to this Section 11.2(b).”
F.On and after the date hereof, each reference in the Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended hereby.

G.Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect.
3.Miscellaneous. The provisions of Article XI (General Provisions) of the Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

THE J. M. SMUCKER COMPANY

By:	/s/ Tucker H. Marshall
Name: Tucker H. Marshall
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to the Asset Purchase Agreement]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

POST BRANDS PET CARE, LLC

By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: Assistant Secretary

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

[Signature Page to Amendment No. 1 to the Asset Purchase Agreement]